Exhibit 5.1

February 7, 2023

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT 84119

Re:	Registration Statement on Form S-1 (File No. 333-269475)

Ladies and Gentlemen:

We have acted as counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to 2,150,000 Units consisting of (a)(i) up to 2,150,000 shares (the “Unit Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) or (ii) up to 2,150,000 pre-funded warrants (the “Pre-Funded Warrants and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”) in lieu thereof to purchase up to 2,150,000 shares of Common Stock, (b) accompanying Common Stock purchase warrants to purchase up to 2,150,000 shares of Common Stock (the “Class C Warrants” and each share of Common Stock underlying a Class C Warrant, a “Class C Warrant Share”), and (c) accompanying Common Stock purchase warrants to purchase up to 1,075,000 shares of Common Stock (the “Class D Warrants” and each share of Common Stock underlying a Class D Warrant, a “Class D Warrant Share”). The Registration Statement also relates to the issuance by the Company of (x) Common Stock purchase warrants issuable to the placement agent to purchase up to 86,000 shares of Common Stock (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants, Class C Warrants and Class D Warrants, the “Warrants” and each share of Common Stock underlying a Placement Agent Warrant, a “Placement Agent Warrant Share” and, together with the Pre-Funded Warrant Shares, Class C Warrant Shares and Class D Warrant Shares, the “Warrant Shares”), and (y) an aggregate of up to 5,461,000 Warrant Shares issuable upon exercise of the Warrants.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1. The Units, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2. The Unit Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The Pre-Funded Warrants, Class C Warrants and Class D Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Placement Agent Warrants, when duly executed by the Company and duly delivered to the placement agent as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

(a) Our opinions set forth in paragraphs 3 and 4 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinions set forth in paragraphs 3 and 4 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Our opinions set forth in paragraphs 3 and 4 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the amendment to the Registration Statement filed pursuant to Rule 462(d) of the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP